UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2004

CLEVELAND-CLIFFS INC

(Exact Name of Registrant as Specified in Its Charter)

OHIO	1-8944	34-1464672

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114-2589

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(216-694-5700)

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Required FD Disclosure

CLIFFS ANNOUNCES TENTATIVE LABOR AGREEMENT

     CLEVELAND, OH – July 28, 2004 – Cleveland-Cliffs Inc (NYSE:CLF) announced today that tentative contract settlements have been reached with the United Steelworkers Union, representing approximately 2,000 hourly employees at its four managed iron ore mines in Minnesota and Michigan. Contracts at Hibbing Taconite and United Taconite in Northern Minnesota, and Empire and Tilden Mines in the Upper Peninsula of Michigan are set to expire on August 1.

     Company officials said no details of the settlements would be released publicly until union members have ratified the contracts.

     John S. Brinzo, Cliffs’ chairman and chief executive officer, said, “We are pleased that tentative settlements have been reached. These were difficult negotiations but together we have achieved labor agreements that are fair to our employees, while allowing the Company to maintain a competitive position within our industry. We appreciate the hard work that went into these negotiations.”

     Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

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     References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. Actual results may differ materially from statements for a variety of factors. Specifically, our profitability could be negatively affected if the tentative contract settlements are not ratified by the respective locals. Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2003 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By:	/s/ D. J. Gallagher Name: Donald J. Gallagher Title: Senior Vice President, Chief Financial Officer and Treasurer

Date: July 28, 2004

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